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                          CONSENT OF NOMINEE DIRECTOR
                                       OF
                            VISUAL DATA CORPORATION


         The undersigned nominee for director of Visual Data Corporation (the "Company") hereby consents to the following:

         Pursuant to Rule 438 of the Securities Act of 1933, the undersigned nominee director consents to the inclusion of his name and references to him in the Registration Statement on Form S-1 filed by the Company, with regard to becoming a director of the Company upon approval by the shareholders of the Company at its Annual Meeting of Shareholders to be held on July 16, 1999.


         Dated: June 1, 1999.


                                             /s/ Robert J. Wussler
                                             -----------------------------------
                                             Robert J. Wussler